Exhibit 23.1

KPMG LLP Suite 1500 550 South Hope Street Los Angeles, CA 90071-2629

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Houlihan Lokey, Inc.:

We consent to the incorporation by reference in the registration statement (No. 333-206337) on Form S-8 and in the registration statements (Nos. 333-214358, 333-215801 and 333-221057) on Form S-3 of Houlihan Lokey, Inc. of our report dated May 25, 2018, with respect to the consolidated balance sheets of Houlihan Lokey, Inc. as of March 31 , 2018 and 2017, and the related consolidated statements of comprehensive income, changes in stockholders’ equity, and cash flows for each of the three years in the period ended March 31 , 2018, and the related notes and financial statement Schedule II (collectively, the consolidated financial statements), and the effectiveness of the Company’s internal control over financial reporting as of March 31 , 2018, which report appears in the March 31 , 2018 annual report on Form 10-K of Houlihan Lokey, Inc., as amended.

/s/ KPMG LLP

Los Angeles, California

February 19, 2019

KPMG LLP is a Delaware limited liability partnership and the U.S. member firm of the KPMG network of independent member firms affiliated with

KPMG International Cooperative (“KPMG International”), a Swiss entity